Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                ________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 ______________

                        WISCONSIN POWER AND LIGHT COMPANY
             (Exact name of registrant as specified in its charter)

             Wisconsin                                    39-0714890
  (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization)                    Identification No.)

                           222 West Washington Avenue
                            Madison, Wisconsin  53703
                                 (608) 252-3311
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                         ______________________________

                              Erroll B. Davis, Jr.
                      President and Chief Executive Officer
                        Wisconsin Power and Light Company
                           222 West Washington Avenue
                            Madison, Wisconsin  53703
                                 (608) 252-3311
                       (Name, address, including zip code,
                      and telephone number, including area
                           code, of agent for service)

                         ______________________________

                                 with a copy to:

      Benjamin F. Garmer, III                       R. Todd Vieregg, P.C.
          Foley & Lardner                              Sidley & Austin
     777 East Wisconsin Avenue                     One First National Plaza
     Milwaukee, Wisconsin 53202                    Chicago, Illinois 60603

                            ________________________

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                            ________________________

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [_]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                                _________________

                         CALCULATION OF REGISTRATION FEE

     Title of Each                    Proposed      Proposed
        Class of                      Maximum        Maximum
       Securities       Amount        Offering      Aggregate     Amount of
         to be           to be         Price        Offering     Registration
       Registered     Registered     Per Unit *      Price *         Fee

    First Mortgage
      Bonds . . . .   $60,000,000       100%       $60,000,000     $20,690

    * Estimated in accordance with Rule 457(a) under the Securities Act of 1933 solely for purposes of calculating the registration fee.

                            ________________________

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION, DATED JULY 7, 1995
   PROSPECTUS
                                   $60,000,000

                        Wisconsin Power and Light Company

                    First Mortgage Bonds, Series AA,      %,
                             due             , 2025
                              ____________________

             Interest on the Bonds is payable semi-annually on
   and              of each year, commencing           , 1996.  The Bonds
   will be subject to redemption, in whole or in part, at any time at the option of the Company at the redemption prices set forth herein, provided
   that, prior to                   , 2005, the Company may not redeem any of
   the Bonds as part of any refunding operation involving the incurring by the Company of any debt having an interest cost to the Company of less
   than      % per annum.  See "Description of the Bonds--Redemption."



         THESE SECURITIES HAVE NOT BEEN APPROVED  OR  DISAPPROVED BY THE
         SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                          Price to      Underwriting      Proceeds to
                         Public(1)      Discount(2)     Company (1)(3)

   Per Bond  . . . .             %                %                 %

   Total . . . . . .    $                $                  $

   (1)  Plus accrued interest from             , 1995.
   (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
   (3) Before deduction of expenses payable by the Company estimated at $165,000.


      The Bonds are being offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Bonds will be made in New York, New York on
   or about                 , 1995.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.


      Merrill Lynch & Co.                PaineWebber Incorporated


               The date of this Prospectus is             , 1995.

        IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              AVAILABLE INFORMATION

             Wisconsin Power and Light Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning the Company can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. Certain securities of the Company are listed on such exchange.

             The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to such Registration Statement.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994.

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

          All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated in this Prospectus by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Daniel A. Doyle, Vice President - Finance, Controller and Treasurer, Wisconsin Power and Light Company, 222 West Washington Avenue, Madison, Wisconsin 53703 (Telephone: (608) 252-3311).

                               PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus or in the documents incorporated in this Prospectus by reference. All references to the Company herein include the Company and all of its subsidiaries, except where the context otherwise indicates.

                                   The Company

          The Company, a Wisconsin corporation and subsidiary of WPL Holdings, Inc., is a public utility engaged primarily in generating, purchasing, distributing and selling electric energy in portions of southern and central Wisconsin. The Company also purchases, distributes, transports and sells natural gas in parts of such areas and supplies water in two communities. A wholly owned subsidiary of the Company supplies electric, gas and water service principally in Winnebago County, Illinois. The Company's service territory comprises an area of approximately 16,000 square miles. As of December 31, 1994, the Company furnished retail electric service to approximately 371,000 customers in 663 cities, villages and towns, and wholesale electric service to 27 municipal utilities, one privately owned utility, three rural electric cooperatives and one municipal electric utility which provides retail service to nine communities. As of the same date, the Company provided retail natural gas service to approximately 141,000 customers in 239 cities, villages and towns.

                                  The Offering

    Security Being Offered  . . . .   $60,000,000 First Mortgage
                                      Bonds, Series AA,    %, due
                                               , 2025 (the "Bonds")

    Interest Payment Dates  . . . .                  and
                                              , commencing
                                       , 1996
    Redemption  . . . . . . . . . .   Redeemable at specified prices
                                      at the option of the Company
                                      at any time or from time to
                                      time, provided that the Bonds
                                      may not be redeemed prior to
                                              , 2005 as part of a
                                      refunding in which the
                                      Company's interest cost is
                                      less than     % per annum

    Use of Proceeds . . . . . . . .   Repayment of short-term debt,
                                      including short-term debt
                                      incurred to reacquire and
                                      retire $    million aggregate
                                      principal amount of the
                                      Company's First Mortgage
                                      Bonds, Series V, 9.30%, due
                                      December 1, 2025

                         Selected Financial Information


                                   Twelve Months                  Year Ended
                                  Ended March 31,                December 31,
                                        1995           1994         1993         1992
                                     (Unaudited)
                                                  (Thousands of Dollars)
    Income Statement Data:
    Operating Revenues  . . . .        $659,488    $673,455      $644,384    $600,819
    Income Before Interest
      Expense   . . . . . . . .         $96,836    $101,613      $95,328     $91,290
    Net Income for Common Stock         $62,450    $ 68,184<F1>  $60,177     $55,408
    Ratio of Earnings to Fixed
     Charges (unaudited) <F2>              4.05        4.37         3.80        3.47


                                                At March 31, 1995 (Unaudited)
                                                                             Percent of
                                                                  As       Capitalization
                                              Actual         Adjusted<F3>    As Adjusted
                                                 (Thousands of Dollars)
    Capitalization:
    First mortgage bonds, net <F4>              $336,553      $                       %
    Preferred stock without
     mandatory redemption   . . . .               59,963          59,963
    Common shareowner's investment               551,070         551,070
                                                --------         -------     ---------
     Total  . . . . . . . . . . . .             $947,586      $                  100.0%
                                               =========      ==========      ========

   _________________

   <F1>  Net income for common stock for the year ended December 31, 1994 as compared with the twelve months ended March 31, 1995 was positively impacted by colder than normal weather in the first quarter of 1994 as well as by a reversal of a reserve which increased net income in the 1994 first quarter by $2.9 million. The reserve reversal was due to a favorable judgment in litigation involving the administration of a coal contract.

   <F2>  For the purpose of computing the ratios of earnings to fixed charges, earnings have been calculated by adding to income before interest expense, Federal and state income taxes and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense and the estimated interest component of rentals. For the years ended December 31, 1991 and 1990, respectively, the ratios of earnings to fixed charges were 3.83 and 3.84, respectively.

   <F3>  As adjusted for the issuance of the $60,000,000 of Bonds offered
         hereby and the retirement by the Company of $             of its
         First Mortgage Bonds, Series V, 9.30%, due December 1, 2025, through the incurrence of short-term debt which will be repaid with a portion of the net proceeds from the sale of the Bonds.

   <F4>  Excludes variable rate demand bonds in the amount of $57.0 million and unamortized discount relating to outstanding First Mortgage Bonds in the amount of $1.3 million.



                                  THE COMPANY

         The Company, a Wisconsin corporation and a subsidiary of WPL Holdings, Inc., is a public utility engaged primarily in generating, purchasing, distributing and selling electric energy in portions of southern and central Wisconsin. The Company also purchases, distributes, transports and sells natural gas in parts of such areas and supplies water in two communities. A wholly owned subsidiary of the Company supplies electric, gas and water service principally in Winnebago County, Illinois.

         The Company's service territory comprises an area of approximately 16,000 square miles. As of December 31, 1994, the Company furnished retail electric service to approximately 371,000 customers in 663 cities, villages and towns, and wholesale electric service to 27 municipal utilities, one privately owned utility, three rural electric cooperatives and one municipal electric utility which provides retail service to nine communities. The two largest cities served by the Company are Janesville and Sheboygan, Wisconsin. During 1994, the Company's electric operating revenues were derived from the following types of customers: residential and farm--36.5%, industrial--26.4%, commercial--19.1%, wholesale and municipal--16.2% and other--1.8%.

         The Company's total net generating capability is approximately 2,200 megawatts. The maximum net hourly peak load on the Company's electric system in 1994 was 2,002 megawatts. During 1994, the Company's net kilowatt-hour generation of electricity was derived from the following fuel sources: 80% coal, 17% nuclear and 3% hydroelectric, oil and natural gas. The Company wholly owns and operates, among other facilities, six electric generation plants and jointly owns with other utilities an additional three electric plants. These plants use coal, natural gas and hydropower to generate electricity. The Company also owns 41% of the Kewaunee Nuclear Plant.

         As of December 31, 1994, the Company provided retail natural gas service to approximately 141,000 customers in 239 cities, villages and towns. During 1994, the Company's gas operating revenues were derived from the following types of customers: residential--51.2%, commercial and industrial, firm--30.0%, interruptible--6.3%, transportation--10.8% and other--1.7%.

         The Company is subject to the jurisdiction of, among other regulatory agencies, the Public Service Commission of Wisconsin as to various phases of its operations, including rates, service and issuance of securities. The Company's Illinois subsidiary is subject to the jurisdiction of the Illinois Commerce Commission with respect to such matters. The Company and its Illinois subsidiary also are subject to the jurisdiction of the Federal Energy Regulatory Commission.

         The principal executive offices of the Company are located at 222 West Washington Avenue, Madison, Wisconsin 53703 and its telephone number is (608) 252-3311.


                                 USE OF PROCEEDS

         The Company intends to use the net proceeds from the sale of the
   Bonds offered hereby to repay approximately $    million in short-term
   debt which was incurred to repurchase in private transactions $
   aggregate principal amount of the Company's First Mortgage Bonds, Series V, 9.30%, due December 1, 2025. The remainder of the net proceeds will be used to repay other short-term debt incurred by the Company to finance
   utility construction expenditures.  As of             , 1995, the average
   interest rate on the short-term debt to be repaid by the Company was
   approximately    %.


   DESCRIPTION OF THE BONDS

         The term "Company" as used under this heading does not include its subsidiaries. The properties of the Company's subsidiaries, which are not material in the aggregate, are not subject to the lien of the Indenture hereinafter referred to and do not constitute bondable property under such Indenture.

   General

         The Bonds will be issued by the Company under the Indenture of Mortgage or Deed of Trust, dated August 1, 1941, executed by the Company to First Wisconsin Trust Company (now known as Firstar Trust Company) and George B. Luhman (Gene E. Ploeger being now the individual trustee under said Indenture), as Trustees (collectively, the "Trustee"), as amended by the several indentures supplemental thereto heretofore executed and by a
   supplemental indenture, to be dated             , 1995, creating the Bonds
   (said Indenture, as so amended, being herein called the "Indenture"). The Bonds will be authenticated under the Indenture on the basis of $
   of previously retired bonds and $           of available net expenditures
   for bondable property, which aggregated $350,847,002 at December 31, 1994.

         The following statements, unless the context otherwise indicates, are brief summaries of the substance or general effect of certain provisions of the Indenture, which is filed with the Commission as an exhibit to the Registration Statement for the Bonds. Such statements are not complete and are qualified in their entirety by reference to the Indenture.

   Interest Rate, Interest Payment Dates, Maturity and Transfers

         The Bonds will mature              , 2025 and interest thereon at
   the rate specified on the cover page of this Prospectus will be payable
   semi-annually on                and                   of each year,
   commencing              , 1996.  Interest will be paid by check mailed to
   the persons in whose names the Bonds are registered at the close of
   business on the applicable record date (the              or
   prior to each interest payment date). Principal will be payable in Milwaukee, Wisconsin or New York, New York. The Bonds will be delivered in fully registered form without coupons in denominations of $1,000 and integral multiples thereof.

         Transfers and exchanges of Bonds will be made without charge, except for any stamp tax or other governmental charge; provided that the Company shall not be required to register, exchange or transfer Bonds (a) if less than all of the Bonds are called for redemption, during the period beginning 10 days preceding any date for selection of Bonds to be called for redemption and ending on the date the relevant notice of redemption is given and, as to Bonds selected for redemption, from and after the date of such selection or (b) if all of the Bonds are called for redemption, from and after 10 days next preceding the date the relevant notice of redemption is given.

   Redemption

         The Bonds will be redeemable on 30 days' notice and deposit with the Trustee on or before the redemption date of a sum in cash sufficient to redeem the Bonds called for redemption, as provided in the Indenture, in whole at any time, or in part from time to time, at the option of the Company at the redemption prices set forth below, plus accrued interest to the redemption date, as follows:

       If Redeemed                       If Redeemed
         During                            During
        the Twelve                        the Twelve
         Months         Redemption         Months         Redemption
    Beginning ____         Price       Beginning _____       Price

          1995                  %           2010                  %
          1996                              2011
          1997                              2012
          1998                              2013
          1999                              2014
          2000                              2015
          2001                              2016
          2002                              2017
          2003                              2018
          2004                              2019
          2005                              2020
          2006                              2021
          2007                              2022
          2008                              2023
          2009                              2024

   provided, that none of the Bonds may be redeemed prior to               ,
   2005, if such redemption is for the purpose of refunding or is in anticipation of the refunding of such Bonds by or in anticipation of the incurring by the Company of any debt having an interest cost to the
   Company of less than      % per annum, the term "interest cost" meaning
   the annual percentage yield to stated maturity of such debt at the net price to the Company therefor, determined by reference to a standard table of bond yields, using straight-line interpolation if necessary, such net price to the Company to be determined after allowing for all underwriting or other discounts, commissions, commitment charges and other compensation received or receivable directly from the Company on account of the incurring of such debt.

   Sinking Fund

         The Bonds will not be entitled to any sinking fund.

   Maintenance and Repair

         For all series of bonds issued prior to the bonds of Series W (the "Series W Bonds"), the Indenture provides that during each year such previously issued bonds are outstanding the Company will expend, and certify to the Trustee, amounts aggregating not less than 15% of the gross operating revenues (less the cost of power, gas and water purchased for exchange or resale) derived during such year from the operation of the physical properties on which the Indenture is a lien, for (a) maintenance and repair of such properties, (b) bondable property on which the Indenture is a first mortgage lien, and/or (c) retirement of bonds; or will deposit with the Trustee cash to the extent of any deficiency in such amount, after applying any available credit for unused excess expenditures made for those purposes in any prior year. Such cash may be withdrawn to the extent of 100% of net expenditures or excess gross expenditures for bondable property, or applied to the redemption of bonds if then redeemable or to the purchase of bonds. The supplemental indenture, dated March 1, 1992, creating the Series W Bonds amended the Indenture to delete the covenant requiring the annual expenditure of at least 15% of the Company's gross operating revenues as described above for all subsequently issued bonds beginning with the Series W Bonds (including the Bonds) and, as a result, the Company will be required to comply with such covenant for so long as bonds issued prior to the Series W Bonds remain outstanding or until the holders of the requisite principal amount of the previously issued bonds consent to such amendment.

         The Indenture also provides that (a) the Company shall maintain the mortgaged properties in good repair and working order; (b) the Trustee may, and if requested by holders of a majority in principal amount of all outstanding bonds and furnished with the necessary funds therefor shall, cause such properties to be inspected by an independent engineer (not more often than at five-year intervals) to determine whether they have been so maintained and whether any property, not retired on the books, should be classified as retired for the purpose (among others) of computing "net expenditures" for bondable property; and (c) the Company shall make good any deficiency in maintenance disclosed by such engineer's report as rendered or as modified by arbitration.

   Security

         The Bonds will be secured by the lien of the Indenture and will rank pari passu with all bonds at any time outstanding under the Indenture, except as to differences between series permitted by the Indenture and not affecting the rank of the lien. The Indenture constitutes a first mortgage lien, subject only to permitted encumbrances and liens, as defined, on all or substantially all the permanent fixed properties (other than excepted property) now owned by the Company. The Indenture contains provisions subjecting "after-acquired property" (other than excepted property) to the lien thereof. However, the priority of the lien on "after-acquired property" would date from the filing or recording of a subsequent instrument confirming of record that such property is subject to the lien. In addition, such provisions might not be effective as to property acquired, and as to certain rents, issues and products accruing, subsequent to the filing of any case with respect to the Company under the Federal Bankruptcy Code. The Indenture excepts from the lien thereof all cash, securities, accounts and bills receivable, choses in action and certain judgments not deposited or pledged with the Trustee, all tangible personal property held for sale, rental or consumption in the ordinary course of business, the last day of each term under any lease of property, all gas, oil and other minerals upon or under any real estate subject thereto, and certain real estate described therein.

               The Indenture does not prevent a merger or consolidation of the Company, a sale by the Company of all or substantially all of its assets, a recapitalization of the Company or other comparable transaction as long as the lien of the Indenture is preserved on the property then subject to such lien. The Indenture also does not restrict the amount of unsecured debt the Company can incur. Other than the security afforded by the lien of the Indenture and the restrictions on the issuance of additional bonds described below, there are no covenants or provisions of the Indenture which provide protection to bondholders in the event of a highly leveraged transaction involving the Company.

   Issuance of Additional Bonds

         The Indenture does not fix an overall limitation on the total principal amount of bonds that may be issued or outstanding thereunder, but limits the principal amount of bonds of each presently outstanding series that may be so outstanding.

         Additional bonds currently may be issued from time to time under the Indenture, subject to the terms thereof, in a principal amount not to exceed: (a) 60% of "net expenditures" made for bondable property (as defined) constructed or acquired by the Company on or after August 1, 1941, and on which the Indenture is a first mortgage lien, subject only to permitted encumbrances and liens and prepaid liens, as defined; (b) the principal amount of bonds, previously authenticated under the Indenture, which have been retired or for the retirement of which the Trustee holds the necessary funds, other than certain bonds retired through the operation of the debt retirement or the maintenance and repair provisions of the Indenture; and/or (c) the amount of cash deposited with the Trustee for the purpose, which cash may be applied to the retirement of bonds or may be withdrawn in lieu of the authentication of an equal principal amount of bonds under the Indenture provisions referred to in clauses (a) and (b). Bondable property means, in general, any electric, gas or water utility plant, property or equipment constructed or acquired by the Company on or after August 1, 1941, and used or useful in such utility business. "Net expenditures" for bondable property are determined as provided in the Indenture. In connection with the issuance of the Series W Bonds, the supplemental indenture creating such bonds amended the Indenture to allow for the issuance of additional bonds based on 70% of net expenditures made for bondable property as compared with the current 60%. Notwithstanding the amendment effected by the supplemental indenture creating the Series W Bonds, the 60% limitation will continue to govern the issuance of additional bonds for so long as bonds issued prior to the Series W Bonds remain outstanding or until the holders of the requisite principal amount of the previously issued bonds consent to such amendment.

         No additional bonds may be authenticated under the Indenture provisions referred to in clauses (a) and (c) above, and no bonds bearing a higher rate of interest than the bonds for the retirement of which they are to be issued may be authenticated under the Indenture provisions referred to in clause (b) above more than five years before the maturity of the bonds to be retired, unless, in each case, the net earnings of the Company for 12 consecutive months ending within 90 days next preceding such authentication were at least equal to twice the interest for one year on (i) all the bonds to be outstanding under the Indenture immediately after such authentication, other than those for the retirement of which the necessary funds are held by the Trustee, and (ii) all other indebtedness secured by an equal or prior lien on any part of the Company's property. "Net earnings" for any period means the total gross earnings and income of the Company, less all of its operating expenses (including depreciation and taxes other than taxes measured by income) for the period, computed as provided in the Indenture.

   Modification of Indenture

         The Indenture may not be amended without the consent of bondholders, except for certain limited purposes therein provided. Such purposes include, among others, (a) any change of the provisions of the Indenture provided that such change be made effective only with respect to bonds authenticated after the execution of the supplemental indenture effecting such change and only if it would not adversely affect the bonds then outstanding under the Indenture and (b) any other change not inconsistent with the terms and which would not impair the security of the Indenture.

         By supplemental indenture dated May 15, 1978, the Indenture was amended, effective upon the retirement or redemption, or with the consent of the holders, of all outstanding bonds of all series issued prior to the bonds of Series R, to provide that, with the consent of the holders of not less than 66-2/3% in principal amount of bonds then outstanding, the Indenture may be amended in any respect, except that without the consent of the holder of each outstanding bond affected thereby no such amendment shall, among other things, (a) extend the time for, reduce or otherwise affect the terms of payment of the principal of or interest or premium on any bond, (b) permit the creation of any lien ranking prior to or on a parity with the lien of the Indenture, other than permitted encumbrances and liens or prepaid liens, (c) reduce the percentage in principal amount of bonds the consent of the holders of which is required for any such amendment, (d) impair the right of any bondholder to institute suit for the enforcement of any payment in respect of such bondholder's bonds or
   (e) deprive any non-assenting bondholder of a lien upon the mortgaged property for the security of such bondholder's bonds.

   Other Indenture Provisions

         The Indenture provides in effect, with respect to (a) bondholders' rights to direct the Trustee to take action thereunder, (b) defaults thereunder and notice to bondholders with respect thereto and (c) compliance with Indenture provisions, as follows:

         (1) Holders of a majority in principal amount of the bonds secured by the Indenture have the right to direct the time, method and place of conducting proceedings for remedies available to, or exercising any trust or power of, the Trustee. However, the Trustee may decline to follow such directions under certain circumstances specified in the Indenture, and is not required to exercise powers of entry or sale under the Indenture.

         (2) A "default" or an "event of default" means: (a) failure to pay the principal of any bond secured by the Indenture when due at maturity or otherwise; (b) failure to pay bond interest within 60 days after its due date; (c) failure to pay the principal of, or interest on, any prior lien bond, continued beyond the default period (if any) specified in the lien securing such bond; (d) failure of the Company for 90 days after written demand to comply with any other covenant or condition in the Indenture or in any such bond or any prior lien or bond secured thereby; or (e) the occurrence of certain events of bankruptcy, insolvency, assignment or receivership in respect to the Company. The Trustee may withhold giving notice to bondholders of defaults (other than any default in payment of interest, principal or sinking or purchase fund installment in respect of any bond secured by the Indenture) if it determines in good faith that such withholding is in the interests of the bondholders. Upon default, the Trustee may, and upon written notice from the holders of a majority in principal amount of bonds then outstanding shall, declare the principal of all bonds secured by the Indenture to be immediately due and payable. Upon certain terms and conditions, the declaration of acceleration may be rescinded and waived.

         (3) The Company shall furnish to the Trustee certificates of officers and engineers and, in certain cases, of accountants in connection with the authentication of bonds, withdrawal of money, release of property and other matters, and opinions of counsel as to the lien of the Indenture and other matters. No periodic evidence is required to be filed with the Trustee as to the absence of defaults; and no such evidence is required to be filed as to compliance with the terms of the Indenture, except for the filing annually of certificates with respect to the satisfaction of the maintenance and renewal and the debt retirement provisions of the Indenture and of an opinion of counsel with respect to the lien of the Indenture.

   Relationships with the Trustee

         The Company maintains general checking accounts with several banks which are affiliates of the Trustee. The Company has $10 million in lines of credit with such banks, which are part of $70 million in lines of credit maintained with various banks. In addition, the Company and its parent, WPL Holdings, Inc., each maintain short-term borrowing agreements with the Trustee pursuant to which the Company and WPL Holdings, Inc. may borrow up to $35 million and $50 million, respectively. Judith D. Pyle, a Director of the Company, is a Director of the Trustee's parent corporation, Firstar Corporation.


                                  UNDERWRITING

         Subject to the terms and conditions set forth in an purchase agreement ("the Purchase Agreement") among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and PaineWebber Incorporated (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amounts of the Bonds set forth after their names below. The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Bonds if any are purchased.

                                                 Principal
         Underwriters                             Amount

    Merrill Lynch, Pierce, Fenner & Smith   $
         Incorporated . . . . . . . . . .
    PaineWebber Incorporated  . . . . . .
                                               ------------
         Total  . . . . . . . . . . . . .       $60,000,000
                                                ===========


         The Underwriters have advised the Company that they will initially offer the Bonds to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price
   less a concession not in excess of    % of the principal amount of the
   Bonds.  The Underwriters may allow, and such dealers may reallow, a
   discount not in excess of     % of the principal amount of the Bonds on
   sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

         The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


                                 LEGAL OPINIONS

         The validity of the Bonds will be passed upon for the Company by Foley & Lardner, Milwaukee, Wisconsin. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Sidley & Austin, Chicago, Illinois.


                                     EXPERTS

         The financial statements and schedules included in the Company's latest Annual Report on Form 10-K, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                _______________________


                          TABLE OF CONTENTS

                                                               Page

    Available Information . . . . . . . . . . . . . . . . .     2
    Incorporation of Certain
      Documents by Reference  . . . . . . . . . . . . . . .     2
    Prospectus Summary  . . . . . . . . . . . . . . . . . .     4
    The Company   . . . . . . . . . . . . . . . . . . . . .     6
    Use of Proceeds   . . . . . . . . . . . . . . . . . . .     6
    Description of the
      Bonds   . . . . . . . . . . . . . . . . . . . . . . .     7
    Underwriting  . . . . . . . . . . . . . . . . . . . . .    12
    Legal Opinions  . . . . . . . . . . . . . . . . . . . .    12
    Experts   . . . . . . . . . . . . . . . . . . . . . . .    12

                              $60,000,000

                                 [LOGO]

                          First Mortgage Bonds
                            Series AA,    %

                         Due            , 2025





                               __________

                               PROSPECTUS
                               __________






                          Merrill Lynch & Co.

                        PaineWebber Incorporated

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 14.    Other Expenses of Issuance and Distribution.

          The expenses in connection with the issuance and distribution of the securities covered hereby, other than underwriting and other discounts and commissions, are, subject to future contingencies, estimated to be as follows:

    Securities and Exchange Commission
     registration fee . . . . . . . . . . . .       $  20,690
    Fee of Public Service Commission
     of Wisconsin . . . . . . . . . . . . . .           1,000
    Printing and Engraving Expenses   . . . .          35,000
    Fees of Rating Agencies . . . . . . . . .          30,000
    Trustee Fees and Expenses   . . . . . . .          12,000
    Accounting Fees and Expenses  . . . . .            15,000
    Legal Fees and Expenses . . . . . . . . .          45,000
    Blue Sky Fees and Expenses  . . . . . . .           5,000
    Miscellaneous Expenses  . . . . . . . . .           1,310
                                                  -----------
     Total  . . . . . . . . . . . . . . . .      $    165,000
                                                  ===========


   Item 15.    Indemnification of Directors and Officers.

          Pursuant to the provisions of the Wisconsin Business Corporation Law and Article X of the Registrant's By-Laws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and
   (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

          The indemnification provided by the Wisconsin Business Corporation Law and the Registrant's By-Laws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled. The Registrant also carries directors' and officers' liability insurance.

          The proposed form of Underwriting Agreement for the Bonds contains provisions under which the Underwriters agree to indemnify the directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.


   Item 16.  Exhibits.

   Exhibit
   Number                     Description of Document

   (1)         Proposed form of Purchase Agreement relating to the Bonds.

   (4.01) Indenture of Mortgage or Deed of Trust dated August 1, 1941, between the Company and First Wisconsin Trust Company (n/k/a Firstar Trust Company) and George B. Luhman, as Trustees (incorporated by reference to Exhibit 7(a) in File No. 2-6409).

   (4.02) Supplemental Indenture dated January 1, 1948 (incorporated by reference to Second Amended Exhibit 7(b) in File No. 2-7361).

   (4.03) Supplemental Indenture dated September 1, 1948 (incorporated by reference to Amended Exhibit 7(c) in File No. 2-7628).

   (4.04) Supplemental Indenture dated June 1, 1950 (incorporated by reference to Amended Exhibit 7.02 in File No. 2-8462).

   (4.05) Supplemental Indenture dated April 1, 1951 (incorporated by reference to Amended Exhibit 7.02 in File No 2-8882).

   (4.06) Supplemental Indenture dated April 1, 1952 (incorporated by reference to Second Amended Exhibit 4.03 in File No. 2-9526).

   (4.07) Supplemental Indenture dated September 1, 1953 (incorporated by reference to Amended Exhibit 4.03 in File No. 2-10406).

   (4.08) Supplemental Indenture dated October 1, 1954 (incorporated by reference to Amended Exhibit 2.02 in File No. 2-11130).

   (4.09) Supplemental Indenture dated March 1, 1959 (incorporated by reference to Amended Exhibit 2.02 in File No. 2-14816).

   (4.10) Supplemental Indenture dated May 1, 1962 (incorporated by reference to Amended Exhibit 2.02 in File No. 2-20372).

   (4.11) Supplemental Indenture dated August 1, 1968 (incorporated by reference to Amended Exhibit 2.02 in File No. 2-29738).

   (4.12) Supplemental Indenture dated June 1, 1969 (incorporated by reference to Amended Exhibit 2.02 in File No. 2-32947).

   (4.13) Supplemental Indenture dated October 1, 1970 (incorporated by reference to Amended Exhibit 2.02 in File No. 2-38304).

   (4.14) Supplemental Indenture dated July 1, 1971 (incorporated by reference to Amended Exhibit 2.02 in File No. 2-40802).

   (4.15) Supplemental Indenture dated April 1, 1974 (incorporated by reference to Amended Exhibit 2.02 in File No. 2-50308).

   (4.16) Supplemental Indenture dated December 1, 1975 (incorporated by reference to Exhibit 2.01(a) in File No. 2-57775).

   (4.17) Supplemental Indenture dated May 1, 1976 (incorporated by reference to Amended Exhibit 2.02 in File No. 2-56036).

   (4.18) Supplemental Indenture dated May 15, 1978 (incorporated by reference to Amended Exhibit 2.02 in File No. 2-61439).

   (4.19) Supplemental Indenture dated August 1, 1980 (incorporated by reference to Exhibit 4.02 File No. 2-70534).

   (4.20) Supplemental Indenture dated January 15, 1981 (incorporated by reference to Amended Exhibit 4.03 in File No. 2-70534).

   (4.21) Supplemental Indenture dated August 1, 1984 (incorporated by reference to Exhibit 4.02 in File No. 33-2579).

   (4.22) Supplemental Indenture dated January 15, 1986 (incorporated by reference to Amended Exhibit 4.03 in File No. 33-2579).

   (4.23) Supplemental Indenture dated June 1, 1986 (incorporated by reference to Amended Exhibit 4.02 in File No. 33-4961).

   (4.24) Supplemental Indenture dated August 1, 1988 (incorporated by reference to Exhibit 4.24 in File No. 33-45726).

   (4.25) Supplemental Indenture dated December 1, 1990 (incorporated by reference to Exhibit 4.25 in File No. 33-45726).

   (4.26) Supplemental Indenture dated September 1, 1991 (incorporated by reference to Exhibit 4.26 in File No. 33-45726).

   (4.27) Supplemental Indenture dated October 1, 1991 (incorporated by reference to Exhibit 4.27 in File No. 33-45726).

   (4.28) Supplemental Indenture dated March 1, 1992 (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated March 9, 1992).

   (4.29) Supplemental Indenture dated May 1, 1992 (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated May 12, 1992).

   (4.30) Supplemental Indenture dated June 1, 1992 (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated June 29, 1992).

   (4.31) Supplemental Indenture dated July 1, 1992 (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated July 20, 1992).

   (4.32) Proposed Form of Supplemental Indenture under the Indenture of Mortgage or Deed of Trust.

   (5)         Opinion of Foley & Lardner (including consent of counsel).

   (12) Statement re computation of ratios of earnings to fixed charges.

   (23.01)     Consent of Arthur Andersen LLP.

   (23.02)     Consent of Foley & Lardner (filed as part of Exhibit (5)).

   (24)        Powers of attorney.

   (25.01) Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Firstar Trust Company.

   (25.02) Form T-2 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Gene E. Ploeger.

   Item 17.    Undertakings.

          (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b)  The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on July 6, 1995.

                                 WISCONSIN POWER AND LIGHT COMPANY



                                 By: /s/ Erroll B. Davis, Jr.
                                      Erroll B. Davis, Jr.
                                      President and Chief Executive
                                      Officer



             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


    Signature                       Title                      Date

    /s/ Erroll B. Davis, Jr.   President, Chief            July 6, 1995
    Erroll B. Davis, Jr.       Executive Officer and
                               Director (Principal
                               Executive Officer)


    /s/ Daniel A. Doyle        Vice President -            July 6, 1995
    Daniel A. Doyle            Finance, Controller and
                               Treasurer (Principal
                               Financial and
                               Accounting Officer)

    L. David Carley*           Director                    July 6, 1995


    Rockne G. Flowers*         Director                    July 6, 1995


    Donald R. Haldeman*        Director                    July 6, 1995

    Katharine C. Lyall*        Director                    July 6, 1995


    Arnold M. Nemirow*         Director                    July 6, 1995

    Milton E. Neshek*          Director                    July 6, 1995


    Henry C. Prange*           Director                    July 6, 1995


    Judith D. Pyle*            Director                    July 6, 1995

    Carol T. Toussaint*        Director                    July 6, 1995


    * By: /s/ Erroll B. Davis, Jr.
          Erroll B. Davis, Jr.
          Attorney-in-Fact

                                 EXHIBIT INDEX

   Exhibit
   Number                   Document Description

   (1) Proposed form of Purchase Agreement relating to the Bonds.

   (4.01) Indenture of Mortgage or Deed of Trust dated August 1, 1941, between the Company and First Wisconsin Trust Company (n/k/a Firstar Trust Company) and George B. Luhman, as Trustees (incorporated by reference to Exhibit 7(a) in File No. 2-6409).

   (4.02)    Supplemental Indenture dated January 1, 1948
             (incorporated by reference to Second Amended Exhibit
             7(b) in File No. 2-7361).

   (4.03)    Supplemental Indenture dated September 1, 1948,
             (incorporated by reference to Amended Exhibit 7(c) in File No. 2-7628).

   (4.04)    Supplemental Indenture dated June 1, 1950
             (incorporated by reference to Amended Exhibit 7.02 in File No. 2-8462).

   (4.05)    Supplemental Indenture dated April 1, 1951
             (incorporated by reference to Amended Exhibit 7.02 in File No 2-8882).

   (4.06)    Supplemental Indenture dated April 1, 1952
             (incorporated by reference to Second Amended Exhibit
             4.03 in File No. 2-9526).

   (4.07)    Supplemental Indenture dated September 1, 1953
             (incorporated by reference to Amended Exhibit 4.03 in File No. 2-10406).

   (4.08)    Supplemental Indenture dated October 1, 1954
             (incorporated by reference to Amended Exhibit 2.02 in File No. 2-11130).

   (4.09)    Supplemental Indenture dated March 1, 1959
             (incorporated by reference to Amended Exhibit 2.02 in File No. 2-14816).

   (4.10) Supplemental Indenture dated May 1, 1962 (incorporated by reference to Amended Exhibit 2.02 in File No.
             2-20372).

   (4.11)    Supplemental Indenture dated August 1, 1968
             (incorporated by reference to Amended Exhibit 2.02 in File No. 2-29738).

   (4.12)    Supplemental Indenture dated June 1, 1969
             (incorporated by reference to Amended Exhibit 2.02 in File No. 2-32947).

   (4.13)    Supplemental Indenture dated October 1, 1970
             (incorporated by reference to Amended Exhibit 2.02 in File No. 2-38304).

   (4.14)    Supplemental Indenture dated July 1, 1971
             (incorporated by reference to Amended Exhibit 2.02 in File No. 2-40802).

   (4.15)    Supplemental Indenture dated April 1, 1974
             (incorporated by reference to Amended Exhibit 2.02 in File No. 2-50308).

   (4.16)    Supplemental Indenture dated December 1, 1975
             (incorporated by reference to Exhibit 2.01(a) in File
             No. 2-57775).

   (4.17) Supplemental Indenture dated May 1, 1976 (incorporated by reference to Amended Exhibit 2.02 in File No.
             2-56036).

   (4.18)    Supplemental Indenture dated May 15, 1978
             (incorporated by reference to Amended Exhibit 2.02 in File No. 2-61439).

   (4.19)    Supplemental Indenture dated August 1, 1980
             (incorporated by reference to Exhibit 4.02 File No.
             2-70534).

   (4.20)    Supplemental Indenture dated January 15, 1981
             (incorporated by reference to Amended Exhibit 4.03 in File No. 2-70534).

   (4.21)    Supplemental Indenture dated August 1, 1984
             (incorporated by reference to Exhibit 4.02 in File No.
             33-2579).

   (4.22)    Supplemental Indenture dated January 15, 1986
             (incorporated by reference to Amended Exhibit 4.03 in File No. 33-2579).

   (4.23)    Supplemental Indenture dated June 1, 1986
             (incorporated by reference to Amended Exhibit 4.02 in File No. 33-4961).

   (4.24)    Supplemental Indenture dated August 1, 1988
             (incorporated by reference to Exhibit 4.24 in File No.
             33-45726).

   (4.25)    Supplemental Indenture dated December 1, 1990
             (incorporated by reference to Exhibit 4.25 in File No.
             33-45726).

   (4.26)    Supplemental Indenture dated September 1, 1991
             (incorporated by reference to Exhibit 4.26 in File No.
             33-45726).

   (4.27)    Supplemental Indenture dated October 1, 1991
             (incorporated by reference to Exhibit 4.27 in File No.
             33-45726).

   (4.28)    Supplemental Indenture dated March 1, 1992
             (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated March 9, 1992).

   (4.29) Supplemental Indenture dated May 1, 1992 (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated May 12, 1992).

   (4.30)    Supplemental Indenture dated June 1, 1992
             (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated June 29, 1992).

   (4.31)    Supplemental Indenture dated July 1, 1992
             (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated July 20, 1992).

   (4.32)    Proposed Form of Supplemental Indenture under the
             Indenture of Mortgage or Deed of Trust.

   (5) Opinion of Foley & Lardner (including consent of counsel).

   (12) Statement re computation of ratios of earnings to fixed charges.

   (23.01)   Consent of Arthur Andersen LLP

   (23.02)   Consent of Foley & Lardner (filed as part of Exhibit
             (5)).

   (24)      Powers of attorney.

   (25.01) Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Firstar Trust Company.

   (25.02) Form T-2 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Gene E.
             Ploeger.